Exhibit 99.1

            Tier Reports Results for Second Fiscal Quarter


    WALNUT CREEK, Calif.--(BUSINESS WIRE)--April 24, 2003--Tier Technologies, Inc. (Nasdaq: TIER) announced financial results for the second fiscal quarter ended March 31, 2003. Net revenue from continuing operations for the second quarter of fiscal year 2003 increased 51% to $33.2 million from $22.1 million for the quarter ended March 31, 2002.
    Tier reported U.S. GAAP operating income from continuing operations of $2.3 million in the second fiscal quarter, a 23% decrease compared to $3.0 million in the prior year quarter. U.S. GAAP after-tax income from continuing operations for the second quarter decreased 28% with U.S. GAAP after-tax income and diluted earnings per share from continuing operations for the second fiscal quarter of $1.6 million and $0.08, respectively, compared to $2.2 million and $0.11, respectively, in the prior year quarter. The Company completed the sale of its Australian operations in the prior fiscal year. Results from continuing operations for the period ended March 31, 2002 exclude the impact of Australian operations for comparative purposes.
    For the prior year quarter, the impact of discontinued Australian operations on net income and diluted earnings per share was after-tax losses of $16.1 million and $0.83, respectively. Including the impact of the loss from discontinued Australian operations on net income and diluted earnings per share, Tier reported U.S. GAAP net loss and diluted loss per share for the prior year quarter of $13.9 million and $0.72, respectively.
    Pro forma operating income from continuing operations for the second fiscal quarter was $3.7 million compared to $3.9 million in the prior year quarter. Pro forma net income from continuing operations for the second quarter decreased 14% as compared to the prior year quarter with pro forma net income and pro forma diluted earnings per share from continuing operations of $2.4 million and $0.13, respectively, compared to $2.8 million and $0.15, respectively, in the prior year quarter. Pro forma results for the second quarter ended March 31, 2003 exclude pre-tax amortization of acquisition-related acquired intangible assets of approximately $1.1 million and business combination integration costs for the Official Payments Corporation acquisition of $275,000. Pro forma results from continuing operations for the second quarter ended March 31, 2002 exclude pre-tax amortization of acquisition-related goodwill and other acquired intangible assets of approximately $1.0 million.
    To supplement its consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Tier uses non-GAAP measures of gross profit, income from operations, net income (loss) and net income (loss) per diluted share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP adjustments, which are referred to as pro forma in this release, are not in accordance with, nor are they a substitute for, GAAP measures and may not be consistent with the presentation used by other companies. Tier uses these non-GAAP financial measures to evaluate and manage the Company's operations. Tier is providing this information to investors to allow for the performance of additional financial analysis and because it is consistent with the financial models and estimates published by analysts who follow the Company. Since Tier has historically reported non-GAAP results to the investment community, the Company also believes the inclusion of non-GAAP measures provides consistency in its financial reporting. Each non-GAAP financial measure included in this press release has been reconciled to the most comparable GAAP financial measure.
    "Our business was affected by a slowdown in spending by state and local governments and continued weakness in the commercial sector. State and local governments are taking longer to award contracts and we are not seeing the RFP (request for proposal) activity in this sector that we have experienced in the recent past," said James R. Weaver, President and Chief Operating Officer.
    "Areas of our business where we have seen decreased or flat net revenues are in our Government Solutions Center (GSC) business, which primarily licenses and implements proprietary software solutions to municipal governments, our Justice and Public Safety business, which implements our IMATS (Inmate Management and Tracking System) software solution, and our commercial sector business, where we primarily provide business process reengineering and other management consulting services. In contrast to our child support payment processing business, where government spending tends to be more non-discretionary, these areas of our business tend to involve more discretionary spending decisions by our clients and are impacted by overall budget cutting in the commercial and state and local government sectors," said Mr. Weaver.
    "During the first six months of our current fiscal year, we have been awarded new contracts, contract renewals and follow-on projects valued in excess of $125 million. The contract terms of these awards (including renewal options) ranges from a few weeks up to seven years. Areas of our business that have remained stable in the wake of state and local government slowdown in spending include our core child support business, which set a new record during the quarter, with $3.3 billion processed through our legacy child support centers on an annualized basis. The eight legacy child support centers had a 6% increase in the number of child support payment transactions processed as compared to the prior year quarter. In addition, as we announced today, we have been awarded the Illinois child support SDU under a subcontract with ACS State & Local Solutions, Inc. We were finally able to start the implementation of this new child support center during the second quarter and expect it to be operational as of the end of June. This subcontract award to Tier is valued at $17.9 million (based on estimated transaction volume) for the initial term of approximately 3 1/2 years. Including the three option renewal years, this subcontract is valued at $33.8 million. This win brings the total wins under the Tier-ACS teaming agreement to three states -- Illinois, Ohio, and New York. Including child support contracts under the ACS teaming agreement, net revenue from our child support practice increased 31% in the second quarter as compared to the prior year quarter. In addition, our public pension practice net revenues for the second quarter increased 83% over the prior year quarter," Mr. Weaver said.
    "Looking at Official Payments Corporation, we were pleased with the results this past quarter. Official Payments posted a 51% increase in second quarter net revenue, year-over-year. With the strength of our child support business and the Official Payments transaction business, our transaction processing delivery offering is providing us with a base of recurring revenue. In the second quarter, our transaction processing delivery offering represented approximately 53% of total net revenue," said James L. Bildner, Tier's Chairman.
    "We continue to have a solid balance sheet with nominal debt and cash, cash equivalents and investments as of March 31, 2003 of approximately $66.7 million. Of equal importance, during the second quarter, Tier generated cash flow from operating activities in excess of $4 million, which represents more than a 150% increase over the prior year quarter and compares to a cash use in the December quarter of approximately $1.8 million," Mr. Bildner added.
    During the second quarter, Tier repurchased approximately 568,000 shares for $6.7 million. The Board of Directors has increased the number of shares authorized to be repurchased by one million, effective immediately. Including shares still authorized for repurchase under the earlier program, the number of shares now authorized for repurchase totals approximately 1.1 million.

    Recent highlights

    Tier signs contract with ACS to be subcontractor in Illinois. Tier and ACS recently signed a three and one-half year contract, with three yearly options to renew, for Tier to be the primary subcontractor to support ACS' Child Support Payment Processing Center for the State of Illinois. Tier's contract is valued at an estimated $17.9 million for the initial subcontract term. Including the three-year options, the contract is valued at an estimated $33.8 million.

    Nebraska, Official Payments' 22nd state client, goes live. Official Payments began processing credit card payments for a variety of personal income and business taxes for Nebraska taxpayers during the quarter. Nebraska is the 22nd state client signed by Official Payments, which is the leader in processing federal income tax payments paid by credit card for the Internal Revenue Service (IRS).

    Large Florida county begins credit card tax collections. Official Payments began processing real estate and personal property taxes for taxpayers in Orange County, Florida, which includes the city of Orlando, during the quarter. Orange County, which joins 11 other governmental organizations in Florida that use Official Payments' services, expects to collect more than $1 billion in real estate and personal property taxes this year.

    Tier assists health insurer's strategic shift to new business model. Tier announced in the second quarter that was awarded a time and materials subcontract valued at approximately $600,000 to assist a large health insurer in program planning and requirements definition for the client's migration to a centralized, shared services business model for selected back-office processes and systems.

    New York City authorizes Official Payments to process credit card tax payments. Official Payments announced in the second quarter that it had been authorized to provide electronic collection of credit card payment services for real estate taxes on behalf of New York City. The city collected more than $8.7 billion in real estate and other related taxes in 2002.

    San Francisco agencies renew contract with Official Payments. Official Payments announced during the second quarter that it had secured a contract renewal from the City and County of San Francisco through September 2004 to continue its electronic collection of credit card payments for taxes, fines and fees on behalf of four San Francisco city and county agencies: California Superior Court, County of San Francisco; Department of Parking & Traffic; Office of the Treasurer & Tax Collector; and the Public Utilities Commission.

    Tier signs subcontract to modernize state unemployment insurance operations. Tier announced during the second quarter that it had signed its first project in its emerging unemployment insurance market. Tier, as a subcontractor, will provide services to modernize a northeastern state's operations, including reengineering business processes and recommending technologies to enhance the state's unemployment insurance system. The contract, with a total value of approximately $250,000, will continue through July 31, 2003.

    Outlook

    As noted above, our core child support business continues to perform well. However, significant budget pressures at the state and local government levels have resulted in reduced spending, increased pricing and margin pressures and delays, cutbacks or postponements in new contract awards, particularly in areas of discretionary governmental spending. In addition, the commercial business sector continues to exhibit weakness, especially in areas of management consulting services. We expect these trends to continue during the balance of the 2003 fiscal year.
    In the first and second quarters, Official Payments had shown growth in IRS income tax payment dollars processed of 65% and 37%, respectively. However, during the April 1st through April 15th federal tax seasons, Official Payments processed 21% more total federal tax transactions but was essentially flat in terms of total federal tax dollars processed as compared to the prior-year period. Based on preliminary IRS reports for the fiscal year beginning October 1, 2002 through April 19, 2003, Official Payments processed 76% of total federal tax transactions and 82% of total federal tax dollars paid to the IRS through credit cards. While in the short term, the total dollars processed is less than we had expected, the increase in transaction market share and consumer utilization bodes well for the future.
    Based on the early results of the Official Payments' federal tax season, and in light of the challenging market conditions in our government and commercial market segments, we are revising our outlook for the balance of the fiscal year. Taking all these factors into consideration, we now expect revenue in the third fiscal quarter to be in the range of $46 million to $48 million, and fourth quarter revenue to be in the range of $36 million to $38 million. U.S. GAAP diluted earnings per share are expected to be in the range of $0.16 to $0.17 for the third quarter and $0.14 to $0.15 in the fourth quarter. We expect pro forma diluted earnings per share to be in the range of $0.20 to $0.21 in the third quarter and in the range of $0.18 to $0.19 in the fourth quarter. The difference between pro forma and U.S. GAAP diluted earnings per share in the third quarter is that financial results under U.S. GAAP include approximately $1 million of amortization expense related to acquired intangibles and approximately $144,000 of business combination integration costs related to the acquisition of Official Payments, each on a pre-tax basis. The estimated after-tax impact of these expenses is approximately $0.04 per diluted share.
    The difference between pro forma and U.S. GAAP diluted earnings per share in the fourth quarter is that financial results under U.S. GAAP include approximately $1 million of amortization expense related to acquired intangibles and approximately $333,000 of estimated business combination compensation expense related to a previous acquisition, each on a pre-tax basis. The estimated after-tax impact of these expenses is approximately $0.04 per diluted share.
    With the revised guidance for the third and fourth quarter, we are expecting net revenue for the 2003 fiscal year to be in the range of $147 million to $151 million, an increase over the prior year of 42% to 45%, primarily attributable to the acquisition of Official Payments. Pro forma diluted earnings per share and U.S. GAAP diluted earnings per share are expected to be flat or slightly better than the 2002 fiscal year.
    We continue to believe that long-term demand for the Company's core service offerings will be strong. With cash, cash equivalents and investments of over $66 million, nominal debt and quarterly positive cash flow from operating activities, we are well positioned for both meeting long-term demand in the government and commercial sectors and for increased investment in emerging markets.

    Conference call

    Tier Technologies will host a conference call on Thursday, April 24, at 5:30 p.m. (EDT) to discuss its quarterly results. The call will be broadcast on the Internet at www.Tier.com or by calling 303-262-2142. Please visit the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot attend the live broadcast, a replay will be available on the website at www.Tier.com or by calling 303-590-3000 and entering 533153# from 2 hours after the end of the call until 11:59 p.m. (EDT) Thursday, May 1, 2003.

    About Tier

    Tier is a vertically-focused consulting firm that provides business and information technology consulting, systems design and integration, transaction processing, business process outsourcing and business process reengineering for its clients primarily in the state and local government, healthcare, insurance and utilities markets. Tier brings specific industry knowledge, proven delivery capability and proprietary applications to its client relationships. The combination of domain expertise and technical capability allow Tier to provide solutions that link increased operating efficiencies with systems and technology improvements. Tier serves Fortune 1000 companies and government entities and is included in the Russell 3000(R) Index, issued by Frank Russell Company and was ranked by Forbes Magazine as one of the "200 Best Small Companies" in America in 2002.

    Statements made in this press release, including statements regarding growth, stability of our business, future profitability, timing of contract finalization, our plans and expectations for the third quarter and all future periods are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.
    Such forward-looking statements involve risks and uncertainties; consequently, actual results and events may differ materially from those expressed or implied thereby. Factors that could affect actual results include risks associated with the impact of budget shortfalls in the federal, state and local government sectors; the failure to obtain contract renewals or extensions; the loss of funding by a client; failure to achieve anticipated gross margin levels with respect to individual contracts; failure by end consumers to make payments with credit cards through Official Payments; revisions to mandated statutes including changes to the timing of required compliance; the possible termination of projects by clients; reliance on software technology providers and subcontractors to satisfactorily complete client engagements; unanticipated claims as a result of project performance; variations in the timing, initiation or completion of client assignments; unanticipated costs incurred in fixed-price or transaction-based projects and warranty periods; the Company's ability to recruit, train and retain consultants and key personnel; the Company's ability to effectively manage growth and acquisitions; risks associated with rapid technological advances and other risk factors including those listed from time to time in the Company's filings and reports with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2002 and most recent Quarterly Report on Form 10-Q. The forward-looking statements contained in this press release are made as of the date hereof.


                       TIER TECHNOLOGIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in accordance with US GAAP)
                (in thousands, except per share data)
                             (unaudited)

                   Three Months Ended         Six Months Ended
                       March 31,                 March 31,
                     2003        2002          2003        2002

Net revenues      $33,228     $22,064       $65,423     $45,074
Cost of revenues
 (includes
 depreciation and
 amortization of
 $623 and $1,193
 for the three and
 six months ended
 March 31, 2003,
 respectively, and
 $539 and $1,104
 for the three and
 six months ended
 March 31, 2002,
 respectively)     21,777      12,830        42,093      26,821

Gross profit       11,451       9,234        23,330      18,253

Costs and
 expenses:
 Selling and
  marketing         1,857       1,286         3,776       2,637
 General and
  administrative    5,623       3,645        11,427       7,736
 Business
  combination
  integration         275           -           680           -
 Depreciation and
  amortization      1,409       1,345 (3)     2,810       2,722 (3)

Income from
 continuing
 operations         2,287       2,958         4,637       5,158
Interest income
 (expense), net       307         520           693         631

Income from
 continuing
 operations
 before income
  taxes             2,594       3,478         5,330       5,789
Provision for
 income taxes       1,013       1,287         2,025       2,142

Income from
 continuing
 operations,
 net of income
 taxes              1,581       2,191         3,305       3,647

Discontinued
 operation:
 Loss from
  operations of
  discontinued
  operation,
  adjusted for
  applicable
  benefit for
  income taxes of
  $0 and $136 for
  the three and
  six months ended
  March 31, 2002,
  respectively          -      (1,015)            -      (1,273)
 Loss on disposal
  of discontinued
  operation,
  including income
  taxes of $356
  for the three
  and six months
  ended March 31,
  2002                  -     (15,085)            -     (15,085)
Net loss from
 discontinued
  operation             -     (16,100)            -     (16,358)

Net income (loss)  $1,581 (1)$(13,909)(1)    $3,305 (2)$(12,711)(2)


Income from
 continuing
 operations,
 net of
 income taxes:
  Per basic share   $0.08       $0.12         $0.17       $0.23
  Per diluted
   share            $0.08       $0.11 (3)     $0.17       $0.21 (3)

Loss from
 discontinued
 operation, net of
 income taxes:
  Per basic share      $-      $(0.89)           $-      $(1.03)
  Per diluted
   share               $-      $(0.83)           $-      $(0.95)

Net income (loss):
  Per basic share   $0.08      $(0.77)        $0.17      $(0.80)
  Per diluted
   share            $0.08 (1)  $(0.72)(1)(3)  $0.17 (2)  $(0.74)(2)(3)

Shares used in
 computing
 basic net income
 (loss) per share  18,834      18,050        18,944      15,865
Shares used in
 computing
 diluted net
 income (loss)
 per share         19,355      19,337        19,580      17,231

Footnote (1) Pro forma net income and net income per diluted share excluding acquisition-related costs for the three months ended March 31, 2003 were $2.4 million and $0.13, respectively. Pro forma net income and net income per diluted share excluding loss from discontinued operation and acquisition-related costs for the three months ended March 31, 2002 were $2.8 million and $0.15, respectively. For further detail see attached Pro Forma Condensed Consolidated Statements of Operations.

Footnote (2) Pro forma net income and net income per diluted share excluding acquisition-related costs for the six months ended March 31, 2003 were $5.1 million and $0.26, respectively. Pro forma net income and net income per diluted share excluding loss from discontinued operation and acquisition-related costs for the six months ended March 31, 2002 were $4.9 million and $0.28, respectively. For further detail see attached Pro Forma Condensed Consolidated Statements of Operations.

Footnote (3)  In accordance with Statement of Financial Accounting
 Standard No. 142, "Goodwill and Other Intangible Assets," the Company ceased amortizing goodwill as of October 1, 2002. Depreciation and Amortization for the three and six months ended March 31, 2002, includes goodwill amortization of $908 and $1,815, respectively. Excluding goodwill amortization for the three and six months ended March 31, 2002, income from continuing operations, net of income taxes, was $0.14 and $0.28 per diluted share, respectively, and net loss was $0.69 and $0.67 per diluted share, respectively.



                       TIER TECHNOLOGIES, INC.
      PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)


                                   Three Months Ended Six Months Ended
                                        March 31,      March 31,
                                     2003     2002     2003     2002

Net revenues                      $33,228  $22,064  $65,423  $45,074


Cost of revenues (includes
 depreciation and amortization of
 $398 and $743 for the three and
 six months ended March 31, 2003,
 respectively, and $480 and $988
 for the three and six months
 ended March 31, 2002,
 respectively)                     21,552   12,771   41,643   26,705

Gross profit                       11,676    9,293   23,780   18,369

Costs and expenses:
 Selling and marketing              1,857    1,286    3,776    2,637
 General and administrative         5,624    3,645   11,427    7,736
 Depreciation and amortization        524      430    1,042      895

Income from operations              3,671    3,932    7,535    7,101
Interest income (expense), net        307      520      693      631

Income before income taxes          3,978    4,452    8,228    7,732
Provision for income taxes          1,554    1,647    3,126    2,861

Net income                         $2,424   $2,805   $5,102   $4,871

Diluted net income per share        $0.13    $0.15    $0.26    $0.28

Shares used in computing diluted
 net income per share              19,355   19,337   19,580   17,231



       Reconciliation of Condensed Consolidated Statements of
                  Operations to Pro Forma Condensed
                Consolidated Statements of Operations
                            (in thousands)
                             (unaudited)

                              Three Months Ended    Six Months Ended
                                 March 31,             March 31,
                               2003      2002       2003      2002


U.S. GAAP income from
 continuing operations, net
 of income taxes             $1,581    $2,191     $3,305    $3,647


 Amortization from
  continuing operations
  related to business
  combinations                1,109 (1)   974 (2)  2,218 (1) 1,943 (2)

 Business combination
  integration                   275         -        680         -



 Pro forma provision for
  income taxes resulting
  from above adjustments to
  U.S. GAAP income from
  continuing operations, net
  of income taxes              (541)     (360)    (1,101)     (719)

Pro forma net income         $2,424    $2,805     $5,102    $4,871

Footnote (1)  In the Pro Forma Condensed Consolidated Statements of
 Operations shown above, amortization related to business combinations of $225 and $450 are excluded from Cost of Revenues for the three and six months ended March 31, 2003, respectively, and $884 and $1,768 are excluded from Depreciation and Amortization for the three and six months ended March 31, 2003, respectively.

Footnote (2)  In the Pro Forma Condensed Consolidated Statements of
 Operations shown above, amortization related to business combinations of $59 and $116 are excluded from Cost of Revenues for the three and six months ended March 31, 2002, respectively, and $915 and $1,827 are excluded from Depreciation and Amortization for the three and six months ended March 31, 2002, respectively.



                       TIER TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)

                                              March 31,  September 30,
                                                2003         2002
                    ASSETS
Current assets:
   Cash and cash equivalents                    $38,445       $41,750
   Short-term investments                         9,809        18,571
   Accounts receivable, net                      37,284        32,686
   Other current assets                           7,246         7,908
      Total current assets                       92,784       100,915

Long-term investments                            18,462        11,906
Equipment and software, net                       7,591         8,751
Goodwill and other acquired
 intangible assets, net                          74,080        76,118
Other assets                                      3,564         3,429
Total assets                                   $196,481      $201,119


     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Borrowings                                      $226          $470
   Accounts payable and accrued expenses         18,514        22,766
   Other current liabilities                      7,186         4,987
      Total current liabilities                  25,926        28,223
Long-term debt, less current portion                257           288
Other liabilities                                 5,532         5,587

Total shareholders' equity                      164,766       167,021

Total liabilities and shareholders' equity     $196,481      $201,119



    CONTACT: Tier Technologies, Inc.
             Tom Nutile, 617/737-1100